Exhibit 10.6

MEMORANDUM OF AGREEMENT

Dated: 3 May 2006

Delphinium Shipping Corporation of 80 Broad Street Monrovia, Liberia hereinafter called the Sellers, have agreed to sell, and Quintana Maritime Limited (“QML”) of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 or a company to be nominated by QML pursuant to clause 24 hereof hereinafter called the Buyers, have agreed to buy

Name: BULK TWO

Classification Society/Class: Nippon Kaiji Kyokai

Built: 2004	By:	Tsuneishi Shipbuilding Co., Ltd. of 1083 Tsuneishi, Numakuma-cho, Numakuma-gun, Hiroshima Prefecture, Japan (the “Builder”)
Flag: Marshall Islands		Place of Registration: Majuro, Marshall Islands

Call Sign: V7GC6		Grt/Nrt: 39,974/25,940

Register Number: 2070

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1, and ~~in~~ the place ~~of closing stipulated in Clause 8~~ where a payment is to be made under this Agreement.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication. “Classification Society” or “Class” means the Society referred to in line 4.

“Charter” means the time charter dated 21 November 2005, made between the Charterer and Metrostar, as agent for, inter alios, the Sellers, as the same has been amended from time to time until the date of this Agreement, pursuant to which time charter the Sellers have agreed, inter alia, to let the Vessel and the Charterer has agreed to take on charter the Vessel on a time charter basis from the date of redelivery under the Current Charter until 31 December 2010, a copy of which is attached hereto as Appendix “A”.

“Charterer” means Bunge S.A. of Geneva, Switzerland and includes its successors in title.

“Charters” means, together, the Charter and the Current Charter.

“Current Charter” means the “NYPE 1946” type time charter dated 22 December 2003 made between the Other Charterer and the Sellers as the same has been amended from time to time until the date of this Agreement, pursuant to which the Sellers have agreed to let the Vessel and the Other Charterer has agreed to take on charter the Vessel on a time charter basis until latest January 2007, a copy of which is attached hereto as “Appendix B”.

“First Possible Delivery Date” means 1 September 2006.

“Metrostar” means Metrostar Management Corp. of 80 Broad Street, Monrovia, Liberia.

“Other Charterer” means Bunge Global Markets S.p.A of Rome, Italy.

“United States Dollars” and “US$” means the lawful currency of the United States of America at any relevant time.

1.	Purchase Price

US$41,400,000

2.	Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price ~~within~~ on the later of (i) the date falling three banking days from the date ~~of~~ this Agreement is signed by the parties hereto and (ii) 15 May 2006. This deposit shall be placed with a first class bank nominated by the Sellers and accepted by the Buyers (provided always such bank is incorporated in the US, England or Greece and the branch thereof where the deposit will be held is in any of these countries) and held by them in an interest bearing joint bank account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Accrued interest ~~if any~~, to be credited to the Buyers. Any fee charged by the bank nominated by the Sellers pursuant to line 20 above for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.	Payment

The remaining 90% of the said Purchase Price shall be paid in full free of bank charges three (3) days prior to the estimated delivery date in the name of the Buyers or their financiers to a first class bank nominated by the Sellers and accepted by the Buyers (provided always such bank is incorporated in the US, England or Greece and the branch thereof where the deposit will be held is in any of these countries). The Purchase Price will be released by the Buyers or their financiers on delivery of the Vessel and upon signing of the Protocol of Delivery and Acceptance in relation thereto, but not later that 3 Banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections

a)* ~~The Buyers have inspected and accepted the Vessel’s classifications records. [Bulk Three and Four] The Buyers have inspected the Vessel at/in [Richards Bay][Gdansk] on [27] [26] April 2006 and have accepted the Vessel following this inspection and the sale is outright and definite subject only to the terms and conditions of this Agreement.~~

b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within 2 running days after performing such an inspection.

The Sellers shall provide for inspection of the Vessel at/~~in~~ a safe berth of an easily accessible port or at a safe and easily accessible anchorage, to be nominated by the Sellers, such inspection to take place as soon as practically possible.

The Buyers shall undertake the said inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance form the Buyers within ~~72 hours~~ 2 running days after completion of such inspection.

Should notice of acceptance of the Vessel’s classification records not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.

4a) and 4b) are alternatives: delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply

* Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to taken into account.

5.	Notices, time and place of delivery

a) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30, 15, 3 and 1 days notice of the estimated time of arrival at the intended place of ~~drydocking/~~underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b) The Vessel shall be delivered and taken over safely afloat at a safe and accessible port, berth or anchorage~~at/in~~ anywhere world-wide. in the Sellers’ option, but always (1) within Institute Warranty Trading Limited, (ii) outside of war zones, (iii) outside the territorial waters of a country which has been blacklisted by any other nation or organisation (national or international) and (v) excluding USA ports due to immigration requirements. Expected time of delivery: between 1 September 2006 and 10 January 2007 but in any event concurrently with the delivery of the Vessel to the Sellers by the Other Charterer

Date of canceling (see Clauses 5c) 6b) (iii) and 14): 10 January 2007 provided always that if the Charterer has ordered the Vessel to undertake a voyage the duration of which exceeds the said cancelling date, then the said cancelling date shall be extended until the next day the Vessel can be delivered to the Buyers and provided further however that the cancelling date under this Agreement shall never be extended for this reason by more than 10 running days.

c) If the Sellers anticipated that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the extended cancelling date (i.e. plus the said up to ten (10) running days) they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification of if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original canceling date.

d) Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection

a)** ~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defect shall be made good at the Seller’s expense to the satisfaction of the Classification Society without condition/recommendation~~

b)** See Clause 25~~(i)The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are~~

** 6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions alternative 6 a) to apply.

~~unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable place near to the delivery port.~~

~~(ii) if the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as affect the Vessel’s class, then unless, repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expenses for inspection by the Classification Society of the Vessel to be underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expenses to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay for the cost of the underwater inspection and the Classification Society’s attendance~~

~~(iii) if the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days~~

c) If the Vessel is drydocked pursuant to Clause 25 hereof

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later that by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation.*

(ii) the expense relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and part so the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work. If any and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of

* Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to taken into account.

the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b). If the Sellers’ works are completed before the Buyers’ works, if any, and if the Buyers’ works will be completed before the expiration of the three (3) days’ Notice of Readiness, the Sellers will shift the Vessel out of drydock to a place of delivery before the expiration of the said three (3) days period.

If the Buyers accept delivery of the Vessel in drydock, the Sellers shall deliver to the Buyers at the time of closing evidence that the Sellers have satisfied their financial obligations to the drydock, shipyard or other similar facility and subcontractors, and that such drydock, shipyard or other similar facility and subcontractors waive any and all rights to detain, arrest or attach the Vessel for any financial obligations of the Sellers to such drydock, shipyard or other similar facility and subcontractors, including but not limited to tugboats engaged to assist the Vessel to depart from the drydock or shipyard or other similar facility.

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether onboard or not shall become the Buyers’ property~~but~~ including for the avoidance of doubt and without limiting the generality of the foregoing spares on order as well as any computers, printers, software programs (excluding hired programs), etc. required for the operation of the Vessel.~~are to be Excluded~~.

Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propellers(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment ~~if they are the property of the Sellers~~. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment. The Sellers shall also deliver to the Buyers any scale replica model they have of the Vessel, if in existence, which was presented to them by the Builder. The spare parts and equipment delivered to the Sellers under this Agreement shall be at least as per Classification Society’s minimum requirements.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc. exclusively for us in the Sellers’ vessel(s) shall be excluded without compensation. Captain’s Officers’ and Crew’s personal belongings including slop chest are to be excluded from the sale as well as the following additional items (including items on hire):

1) UNITOR Oxygen, Acetylene and Freon bottles (empty and full), 2) DANAOS PMS program, 3) ARCS, 4) VIDEOTEL library, 5) SSAS (Ship’s Security Alert System) software including poll position, map view and daily position report (contracted).

~~The Buyers shall take over remaining~~ The Sellers confirm that any bunkers ~~and unused lubricating oils~~ whether in the system of the Vessel or in storage tanks ~~and/or sealed drums~~ which are on the Vessel at the time of the Buyers taking delivery of the Vessel pursuant to the terms thereof, shall be the property of the Charterer or the Other Charterer. Consequently no bunkers on the Vessel are included in this sale and, therefore, the Buyers when taking delivery of the Vessel shall not have to make any payment to the Sellers, the Charterer, the Other Charterer or any other person in relation thereto. Furthermore, the Sellers acknowledge and undertake that they shall remain responsible for any bunkers that the Charterer or the other Charterer may have a claim for payment under the relevant Charter ~~and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel~~.

The Buyers shall take over any unused lubricating oils in storage tanks and/or sealed drums and to pay to the Sellers an amount equal to that paid by the Sellers (as evidenced by appropriate invoices) for such lubricant oils to the extent the same has not already been taken into account in calculations under clause 21 hereof. Off-hire time and bunkers, including any additional port expenses incurred due to the change of ownership until the Vessel’s delivery to the Buyers to be for the Sellers’ account; thereafter, same will be for the Buyers’ account. Payment of lubricant oils, if any, under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.	Documentation

The place of closing; London, England or Piraeus, Greece in the Buyer’s option

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a) Three originals of a Legal Bill of Sale in a form recordable in      (the country in which the Buyers are to register the Vessel) and which the Buyers should nominate at least 10 running days prior to the delivery of the Vessel, warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b) Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c) Confirmation of Class issued within ~~72~~ two (2) Banking days ~~hours~~ prior to delivery.

d) Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

e) Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f) Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel as well as any such additional documents that the Buyers shall require for the purpose of ascertaining (i) the proper constitution of the Sellers or the Charterer and (ii) that all appropriate corporate and other action has been taken in connection with the authorization and the performance by the Sellers of this Agreement, the novation of the Charter (as provided in clause 19 hereof together with any documents referred therein) and the assignment of the warranty of quality (as provided in clause 18 hereof together with any documents mentioned therein), provided the Buyers notify the Sellers of any such documents as soon as practically possible after the date of this Agreement and provided further that in relation to the Charterer the Sellers shall use their best endeavours to deliver to the Buyers similar documentation to the one delivered to the Buyers in relation to the Sellers.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., relating to the Vessel and her equipment ~~which are~~ whether or not the same are on board the Vessel. Other certificates (such as the Vessel’s Safety Management Certificate or Metrostar’s document of compliance or the Vessel’s Continuous Synopsis Record and ISPS certificate) ~~which are~~ whether or not the same are on board the Vessel shall ~~also~~ be handed over to the Buyers ~~unless the Sellers are required to retain same, in which case the Buyers to have the right~~ to take in copies except for the Vessel’s Continuous Synopsis Record which original will remain on board the Vessel following delivery under this Agreement. Other technical documentation which may be in the Sellers’ possession (including the specifications of the Vessel as delivered to the Sellers by the Builder and/or the Intermediate Seller, the Vessel’s shipbuilding drawings, equipment manuals, sea trial records, correspondence with the Builder or the Classification Society concerning the Vessel or its equipment (including in relation to claims made or issues arising in connection with the warranty of quality applicable under the Shipbuilding Contract), shall be promptly forwarded to the Buyers at their expense, ~~if they so request~~. The Vessel’s SMS, Non-Tank VRP, Ship’s Security Plans and Ship’s Security Assessment will be removed and no copies thereof shall be given to the Buyers. The Sellers may keep the Vessel’s log books but the Buyers to have the right, at their expense, to take copies of same for a period not going earlier than three (3) months form the date of delivery of the Vessel under this Agreement.

9.	Encumbrances

The Sellers warrant that the Vessel at the time of delivery, is free from all charters (save for the Charters in relation to which the Sellers agree to exercise best endeavours in order that the delivery is undertaken expeditiously, efficiently and with minimum costs and delays to all parties involved) encumbrances, mortgages and maritime liens or any other debts or claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement, she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted free of cargo and, to the extent possible, with her holds swept clean. However, the Vessel shall be delivered with her class maintained without condition/recommendation* free of average and damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended for at least six (6) months from the date the Vessel is delivered to the Buyers under this Agreement without condition/recommendation* by Class or the relevant authorities and with all continuous surveys/cycles to be up to date and valid.~~, in each case for at least six (6) months from the date the Vessel is delivered to the Buyers under this Agreement at the time of delivery.~~

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings

13.	Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. It the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

* Notes, if any, in the surveyors report which are accepted by the Classification Society without condition/recommendation are not to be taken into account

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 or should the Sellers be in breach of any of clauses 8 or 18 to 21 (inclusive), the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 Banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer or should the Sellers be in breach of any of clauses 8 or 18 to 21 (inclusive) as foresaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expenses upon arrival at a place to be agreed between the Buyers and the Sellers ~~on or about~~ provided however that the Sellers and the Buyers shall make respective arrangements so that the said representatives can board the Vessel at least two weeks, but not earlier than 3 weeks, before the Vessel is to be delivered to the Buyers under this Agreement unless the last loading port prior to delivery of the Vessel hereunder is at a place requiring more than 3 weeks’ steaming time to reach such place of delivery in which case the Sellers shall make arrangements so that the Buyers’ representatives are allowed to board the Vessel at such port.

These representatives are on board for the purpose of familiarization and in the capacity of observers only and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representative shall sign the Sellers’ letter of indemnity prior to their embarkation.

16.	Arbitration

a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996~~1950 and 1979~~ 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators are properly appointed they shall in turn appoint a third arbitrator and the three arbitrators will be deciding by majority and their majority decision will be final. In the event the two arbitrators appointed by the parties hereto fail to agree on the appointment of the third arbitrator then the President of the Lloyds Maritime Arbitration Association at the relevant time shall be asked by either party hereto to appoint the third arbitrator.~~shall not agree they shall appoint an umpire whoso decision shall be final.~~

b)* ~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~

* 16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York~~

~~c)* Any dispute arising out of this Agreement shall be referred to arbitrator at           subject to the procedures applicable there The laws of          shall govern this Agreement~~

Clauses 17 to 25, inclusive, as attached, and form an integral part of this Agreement.

ADDITIONAL CLAUSES TO THE MEMORANDUM OF AGREEMENT DATED 3 MAY 2006
BETWEEN QUINTANA MARITIME LIMITED AND DELPHINIUM SHIPPING CORPORATION

Clause 17

The Buyers shall have the right to assign as security any of their rights under this Agreement to a bank or another financial institution providing the Buyers with finance in relation to the acquisition of the Vessel.

Clause 18

On or prior to the delivery of the Vessel under this Agreement, the Sellers undertake to assign to the Buyers all their rights, interest and title (a) under the relevant article of the Shipbuilding Contract dealing with the Vessel’s so called warranty of quality, (b) in any claims made thereunder outstanding at the time of such assignment and (c) under any other suppliers’ or equipment manufacturers’ warranties that are available to the Sellers.

The assignment of the rights described above, shall be effected by (a) the Sellers executing a deed in a form acceptable to the Buyers (the “Deed of Assignment”) and (b) the Builder or such other relevant supplier or manufacturer countersigning a notice of assignment again in form acceptable to the Buyers, such notice to be duly executed, provided however that in the event that the Builder or any supplier or manufacturer does not consent to the assignment of the relevant warranty, the Sellers hereby further undertake to act as the agent of the Buyers in raising, handling and closing any claims that the Buyers may want to raise under the said warranty always following the instruction of the Buyers. The Sellers shall not refuse any request by the Buyers to raise a claim under the said warranty of quality on the understanding that the Sellers shall not be liable to meet a claim if there is a failure to recover the same from the Builder or, as the case may be, the relevant supplier or manufacturer, provided however, that the Sellers shall, on the request of the Buyers, commence legal proceedings against the Builder or, as the case may be, supplier or manufacturer in connection with any disputed or non-recoverable claim made under the relevant warranty.

The Sellers undertake with the Buyers that following the date of this Agreement, they shall:

(a) at Sellers’ expense, provide the Buyers with a true and complete certified copy of the Shipbuilding Contract and all other relevant documents containing a warranty the benefit of which lies with the Sellers, and if the Sellers are not parties to the Shipbuilding Contract or such relevant documents, also the original of the operative document pursuant to which the Sellers have obtained the benefit of the relevant warranties as well as list of any claims made thereunder;

(b) not in any manner vary, waive, surrender, assign to any person other than the Buyers or suspend any of their rights under the relevant warranties; and

(c) advise the Buyers of any event that falls within any of the warranties to be assigned to the Buyers hereunder as well as of any claim made under the warranty in connection with such event or otherwise.

Finally, the Sellers agree to draft the Deed of Assignment and to reflect the requirements of this Clause 18 and any other matter reasonably required by the Buyers in relation thereto.

Clause 19

The Vessel is sold subject to the Charters which the Buyers have reviewed and accepted. The Sellers hereby undertake with the Buyers to (a) novate all their rights and obligations under the Charters insofar as the Vessel is concerned in favour of the Buyers on or prior the delivery of the Vessel to the Buyers and (b) procure that Metrostar (as agent for the Sellers), the Sellers, the Other Charterer and the Charterer agree to such a novation pursuant to a novation agreement to be entered among the Sellers, the Buyers, Metrostar (as agent for the Sellers), the Charterer and the Other Charterer (the “Novation Agreement”).

The Sellers further undertake with the Buyers that terms of the Novation Agreement shall be acceptable to the Buyers and that they shall provide therein, inter alia but without prejudice to the generality of the foregoing, that any hire paid by the Charterer or the Other Charterer to the Sellers under the Charters in advance insofar as the Vessel is concerned in relation to a period of trading falling after the Vessel is delivered to the Sellers hereunder should be paid by the Sellers to the Buyers and that the Sellers shall remain responsible for any cargo claims or claims under the Charters insofar as the Vessel is concerned arising prior to the delivery of the Vessel to the Buyers hereunder.

The Sellers further hereby undertake that following the date of this Agreement and until delivery of the Vessel to the Buyers under this Agreement, they will:

(a) not, without the previous written consent of the Buyers:

(i) agree to any variation of the Charters; or

(ii) release the Charterer or as the case may be the Other Charterer from any of their respective obligations under the relevant Charter or waive any breach of the relevant charterer’s obligations thereunder or consent to any such act or omission of the relevant charterer as would otherwise constitute such breach; or

(iii) determine either of the Charters for any reason whatsoever (including withdrawal of the Vessel under the relevant Charter for non-payment of charter hire in accordance with the terms thereof); and

(b) supply to the Buyers all information, accounts and records that may be necessary or of assistance to enable the Buyers to verify the amount of all payments of charterhire and any other amount payable under the Charters.

The Sellers also undertake with the Buyers that:

(a) they shall not, without first obtaining the Buyers prior written consent, reach any agreement, as contemplated by the terms of the Charter, with the Charterer as regards the daily charter hire rate to be applicable to the Vessel for a particular calendar year; and

(b) any such agreement with the Charterer as regards the daily charter hire rate to be applicable to the Vessel for a particular calendar year, shall only be reached after the Sellers have received written instructions by the Buyers at what rate the Buyers wish the Sellers to conclude such an agreement with the Charterer; and

(c) they shall (i) advise the Buyers as to the time and place of any meeting or telephone or video conference to take place with the Charterer as regards the daily charter hire rate to be applicable to the Vessel for a particular calendar year, (ii) provide the Charterer with any correspondence or other information relevant to such meeting or conference and the discussion to take place thereat and (ii) make arrangements for a representative of the Buyers to attend any such meeting or conference with the Charterer.

Finally, the Sellers hereby represent and warrant to the Buyers that:

(a) the Charters are free from all encumbrances;

(b) the executed original of each Charter to be delivered by the Sellers to the Buyers under this Agreement prior to the Vessel being delivered to the Buyers hereunder is true and complete, each Charter constitutes the valid and binding obligations of the parties thereto enforceable in accordance with its terms, is in full force and effect and there have been no amendments or variations thereof or defaults thereunder from the date of this Agreement;

(c) the Vessel has been delivered to and accepted by the Other Charterer for service under the Current Charter; and

(d) there are no commissions, rebates, premiums or other payments in connection with either Charter other than as disclosed to the Buyers in writing prior to the date of this Agreement.

Clause 20

At the Buyers’ request, the Sellers shall provide the Buyers with sufficient copies of their audited annual financial statements (which for the avoidance of doubt shall include a balance sheet, a profit and loss and a cash flow statement) prepared in accordance with International Accounting Standards and being for such period as requested by the Buyers.

Clause 21

If the Vessel is delivered to the Buyers after the First Possible Delivery Date, then the Sellers will pay to the Buyers for each running day the Vessel is delivered after the First Possible Delivery Date a sum in United States Dollars which is equal to the net of commissions daily charter hire received by the Sellers under the Current Charter for such Vessel on each such day minus the daily operating expenses paid by the Sellers in connection with the Vessel again on each such day.

The Sellers agree that it will be for the Buyers to calculate the sum due, if any, under this Clause 21, such calculation to be made immediately prior to the Vessel’s delivery hereunder by reference to the Seller’s latest financial statements, loan agreements, bank confirmations and any other documentation reasonably required by the Buyers which is relevant to the Sellers’ operating expenses. The Sellers hereby covenant and undertake to deliver to the Buyers in advance of such calculation all relevant documentation which the Buyers will need to make the determination.

For the avoidance of doubt, it is hereby clarified that the Vessel’s daily operating expenses shall also include an amount reflecting the Vessel’s daily financing costs under the loan agreement to which the Sellers are a party, but in the event of a vessel other than the Vessel being also financed under such loan documentation, it is understood that the financing costs to be deducted for the purposes of this Clause 21 will be a pro rata fraction of the financing costs of the borrowers under the said loan documentation, such pro rata fraction to be determined by the Buyers and the Sellers in good faith.

Any sum due to the Buyers under this Clause 21 shall be payable by the Sellers to the Buyers on delivery of the Vessel and will not be deemed a deduction of the Purchase Price, although the Buyers shall have the right to set-off the same against the Purchase Price if they decide to do so and in such case the Sellers shall agree to deliver the Vessel against receipt of the reduced Purchase Price.

Clause 22

Any and all notices and communications in connection with this Agreement shall be in English and addressed as follows:

if to the Buyers at:

Quintana Maritime Limited
c/o Quintana Maritime LLC
Pandoras 13 & Kyprou Street
166 74 Glyfada
Athens
Greece

Fax number:	210 89 48823
Attn.:	Mr. Stamatis Molaris

if to the Sellers to:

DELPHINIUM SHIPPING CORPORATION
c/o Metrostar Management Corp.
35 Panepistimiou street
105 64 Athens
Greece

Fax number:	210 3212 687
Attn:	Mr. Achilleas Stergiou

Clause 23

The existence of this Agreement as well as the terms hereof should remain strictly private and confidential subject to any disclosure requirements imposed on QML by the U.S. Securities and Exchange Commission (“SEC”) or the rules of NASDAQ and subject further to the following paragraph of this Clause 23.

The restriction imposed by this Clause 23 shall not apply in relation to a party to the extent (a) such party is required by law to disclose this Agreement and/or the circumstances surrounding it or (b) the relevant information has been disclosed to the public other than by a person who would had been subject to the confidentiality obligations imposed by this Clause 23 or (c) a party is requested to disclose this Agreement and/or the terms thereof to its financiers, legal advisers, auditors etc.

Clause 24

The Sellers agree that QML is entitled to nominate one of its subsidiaries as the buyer of the Vessel (such subsidiary being called for the purposes of this Agreement, the “Nominee”) under this Agreement. It is further agreed between the Sellers and the Buyers that any such nomination is to be made by QML in writing at least 10 running dates before delivery of the Vessel and in connection therewith QML will also provide to the Sellers a copy of its letter nominating the Nominee as Buyers, which nomination shall be accepted by the Nominee by countersigning such letter.

Finally, it is hereby agreed between the parties thereto, that upon such nomination taking place the Nominee shall become the “Buyers” for the purposes of this Agreement and shall have all the rights and obligations QML had by signing this Agreement. QML will remain responsible for all the obligations the Buyers have under this Agreement, notwithstanding the nomination of the Nominee, provided however that, to the extent that the Nominee duly performs and discharges (or procures the performance and discharge of) the duties and liabilities undertaken by the Buyers in this Agreement, then such performance and discharge of the said duties and liabilities by the Nominee shall be deemed to be proper and due performance and discharge of QML’s duties and liabilities under this Agreement and the Sellers’ shall not be construed by virtue of the terms of this Clause 24 that they have the right to ask QML to perform again any duty or liability that has already been performed by the Nominee.

Clause 25

The Sellers are not required to dry-dock the Vessel. Sellers shall give the Buyers 3 (three) days’ notice of the intended place where the Vessel will be available for underwater inspection. The Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. In the event that the Buyers fail to declare their right of underwater inspection as herein above mentioned or non-attendance of their nominated divers within 24 (twenty four) hours after the Vessel is ready in all respects for said underwater inspection, the Buyers shall be deemed to have waived such underwater inspection and the Sellers may tender Notice of Readiness in accordance with the provisions of this Agreement.

The Sellers shall at their cost make the Vessel available for such underwater inspection. The extent of the underwater inspection shall be in accordance with the Classification Society practices for sales purposes. If the conditions at the port of delivery are unsuitable for such underwater inspection, (i.e. unusual occurrence of bad weather, unusual low underwater visibility, etc.), to be decided by Class, the Sellers in cooperation with the Buyers shall make the Vessel available at a suitable alternative place, near to the delivery port. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s Classification Society, the Sellers are to pay for the cost of the underwater inspection and the Classification Society attendance, otherwise the Buyers are to pay for the cost of the underwater inspection and the Classification Society attendance.

If damage affecting the Vessel’s class is found but Classification Society do not require same to be repaired until the next scheduled dry-docking, the Buyers shall have to take delivery of the Vessel without such damage being repaired. The Sellers shall pay the Buyers the direct cost of repairs required to repair said damage affecting the Vessel’s class to the satisfaction of the Classification Society without condition/

recommendation excluding tank cleaning, desludging, dry-docking and general services’ expenses. The Buyers and the Sellers shall each approach a major shipyard in the area promptly to determine the direct cost of repairs based upon the repairs being carried out in that area excluding the costs of tank cleaning, desludging, dry-docking, and general services’ expenses as mentioned above. The direct cost of the repairs payable by the Sellers to the Buyers under this Clause 25 shall be the arithmetic average of the quotations from the above 2 (two) major shipyards and the amount to be paid shall be final and binding. The Sellers shall pay the Buyers the said direct cost on the date of delivery of the Vessel under this Agreement.

If damage affecting the Vessel’s class is found and the Classification Society require same to be repaired immediately, then the Sellers shall dry-dock the Vessel and repair such damage to the satisfaction of the Classification Society without condition/recommendation at their cost and time in accordance with Clause 6 of this Agreement. During such dry-docking, the Buyers have the right to have 2 (two) representatives attend at the Buyers sole risk and expense and to paint the Vessel’s bottom and to carry out other minor works, subject to Sellers approval, which is not to be unreasonably withheld, without interference to the Sellers’ repair works but always excluding hot works, in dry-dock, against the Buyers signing the Sellers’ usual letter of indemnity and provided such attendance and painting does not interfere with the Sellers’ work. If the Sellers’ work is completed whilst the Buyers’ painting work is still in progress then delivery shall be in dry-dock.

If the Vessel is repaired to the dry-dock in accordance with the provisions thereof, notwithstanding Clause 5 hereof, the Vessel shall be delivered at the port of the dockyard and the canceling date as per Clause 5 hereof shall be automatically extended to cover all the time for positioning to, waiting for, any carrying out the dry-dock and the repairs required by Classification Society but limited to a maximum of 30 (thirty) running days. The contents of Clause 5c) of this Agreement will apply in that instance as well.

Clause 26

This Agreement is subject to QML raising the necessary funds for acquiring the Vessel and 16 other vessels it has agreed to purchase from affiliates of the Sellers, and declaring its success in achieving so not later than 10 May 2006 midnight New York City time.

Should QML not declare its success to the Sellers in accordance with this Clause 26, the deposit together with the interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the day and year first written above.

/s/  ACHILLEAS STERGIOU

Signed for and on behalf of
DELPHINIUM SHIPPING CORPORATION
its duly authorised attorney-in-fact
pursuant to a Power of Attorney
dated

/s/  NIKOS FRANTZESKAKIS

Signed for and on behalf of
QUINTANA MARITIME LIMITED
by Nikos Frantzeskakis
its Chief Commercial Office and Chief Operating Officer